Exhibit 99.1

ADT REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Strong year-end revenue performance, subscriber acquisition, and customer retention accelerate momentum for 2022 growth

FOURTH QUARTER 2021 (variances on a year-over-year basis)

•Total revenue of $1.4 billion, up 5%
•End of period recurring monthly revenue (“RMR”) of $359 million, up 5%
•Sequential and year over year net subscriber growth; Total subscribers of 6.6 million
•Customer retention with gross customer revenue attrition at 13.1% and revenue payback of 2.3 years
•GAAP net loss of $58 million, or $(0.07) per share and adjusted net loss of $25 million, or adjusted diluted net loss $(0.03) per share
•Adjusted EBITDA of $574 million

FULL YEAR 2021 (variances on a year-over-year basis)

•Total revenue of $5.3 billion
•Gross RMR additions grew 16%
•GAAP net loss of $341 million, or $(0.41) per share and adjusted net loss of $191 million, or adjusted diluted net loss $(0.25) per share
•Adjusted EBITDA of $2.2 billion
•Results met or exceeded full-year guidance, with total revenue and adjusted EBITDA above the high-end of ranges provided

BOCA RATON, Fla. – March 1, 2022 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today reported results for the fourth quarter and full year 2021.
ADT President and CEO Jim DeVries said, “Our fourth quarter caps off a strong year for ADT as we further set the foundation for long-term growth – increasing our subscriber and recurring revenue base, achieving important milestones in our Google partnership, growing our Commercial business, and entering the fast-growing residential solar market with the acquisition of Sunpro and launch of ADT Solar. I want to thank our dedicated ADT employees and dealers for their unrelenting focus on our customers which produced these excellent results.”
DeVries continued, “We have great momentum in the business and a solid plan in place which positions us well to drive growth, not only for 2022, but for years to come. With a focus on innovative offerings, unrivaled safety, and a premium customer experience, ADT is the market leader in providing safe, smart, and sustainable solutions for our customers.”

BUSINESS HIGHLIGHTS
ADT continued to make progress on its transformation into an innovative, technology-focused growth company offering a complete suite of safe, smart, and sustainable solutions.
Foundation for Growth
•Continued growth of RMR – During the fourth quarter, gross RMR additions increased 7% year over year to $14.9 million and the Company achieved 16% RMR additions growth for the full year. As of the end of the quarter, RMR totaled $359 million, representing a 5% increase over the prior year. Approximately 80% of the Company’s total 2021 revenues came from this durable recurring revenue.
•Entry to residential solar market – The Company completed the acquisition of Sunpro Solar on December 8, 2021 and introduced ADT Solar, which will provide customers with rooftop solar and energy storage solutions to increase energy independence and help save money on energy expenses.
•Expanding footprint in Commercial – In October 2021, ADT Commercial purchased premier fire, life safety and security systems provider, Edwards Electronic Systems, Inc. The acquisition further deepens ADT Commercial’s integration capabilities and fire and life safety expertise to serve mid-market, national, and large-scale commercial customers in the Carolinas region.
•Solid customer retention – With strong customer satisfaction, trailing twelve-month gross customer revenue attrition was 13.1% in the fourth quarter. This reflects a 30 basis point improvement on a sequential basis.
Innovative Offerings
•Google Nest doorbell launch – In the next step of ADT’s ongoing Google partnership, the Company launched the Google Nest Doorbell in January 2022 and is now selling, installing, and servicing the Nest Doorbell as part of the ADT smart home offering. Key benefits include easy installation, intelligent alerts, reliable video security with 24/7 live view, and 30-day event-based recordings. This evolution builds on the Company’s commitment to become a truly connected and protected smart home solution.
•Ford and ADT joint venture – In January 2022, Ford and ADT announced a new joint venture called Canopy that will combine ADT’s professional security monitoring and Ford’s AI-driven video camera technology to help customers strengthen security of new and existing vehicles across automotive brands. Offerings will integrate the Safe by ADT platform to provide professional monitoring and help businesses protect valuable work equipment in their vehicles and help individual owners strengthen security inside and outside their vehicles.
•SoSecure Time Magazine award – ADT's personal safety app, SoSecure, has been recognized as one of TIME's Best Inventions of 2021, as part of the publication’s highlighting of innovations that are changing how we live. SoSecure is a comprehensive mobile safety app that allows customers to call for help in many ways – by sliding a button, SMS chat, video or hands-free with a secret code word.
Unrivaled Safety
•Continued rollout of ADT’s SMART monitoring solutions – With patented technology, ADT is delivering alarm signal data and information directly into local 911 platforms, allowing for faster response, better data accuracy and reduced strain on local resources – all critically important when every second matters.

•3G replacement – Since 2019, ADT has replaced approximately 2.8 million radios through its radio conversion program to ensure continuity of service ahead of the 2022 3G sunset dates. As of today, less than 4% of the original customer base is left to be converted and the Company does not expect the remaining radio conversion costs to be material.
Premium Experience
•Virtual service visits – As part of expanding customer choice with service, ADT launched virtual service visits in July 2021. Virtual service is transforming how our digital and physical worlds meet, allowing customers to more quickly troubleshoot system issues. Customer response has been extremely positive – the program has quickly scaled to approximately one third of total volume visits per day and is generating high customer satisfaction scores at a lower cost to the Company.

Virtual Investor Day
As previously announced, ADT is hosting a virtual Investor Day today, March 1, 2022, beginning at 9:00 a.m. ET. Members of ADT’s management team will host a series of presentations that focus on the company's long-term strategy, financial framework, and capital allocation strategy, as well as addressing 2021 results. In addition, as part of its presentation, ADT expects to discuss 2022 guidance and introduce 2025 financial goals for revenue growth, profitability, cash generation, and debt reduction.
A live webcast, together with a slide presentation, can be accessed through ADT’s investor relations website at investor.adt.com. The presentations will also be followed by a live Q&A session. Following the call, a recorded replay of the webcast will be available on the website.

2022 FINANCIAL OUTLOOK (1)
The Company is providing the following financial guidance for 2022, with all metrics representing an improvement over 2021 performance:

(in millions)
Total Revenue	$6,200 - $6,400
Adjusted EBITDA	$2,335 - $2,435
Adjusted Free Cash Flow	$550 - $625

TOTAL COMPANY RESULTS (2)

(in millions, except revenue payback, attrition, and per share data)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	GAAP
Total revenue	$1,381	$1,315	$5,307	$5,315
Net loss	(58)	(112)	(341)	(632)
Net cash provided by operating activities	494	373	1,650	1,367
Net cash used in investing activities	(525)	(337)	(1,696)	(1,137)
Net cash used in financing activities	(4)	(319)	(128)	(70)
Net loss per share of common stock - diluted	$(0.07)	$(0.14)	$(0.41)	$(0.82)
Net loss per share of Class B common stock - diluted	$(0.07)	$(0.14)	$(0.41)	$(0.74)
	Other Measures
Adjusted EBITDA	$574	$533	$2,213	$2,199
Adjusted Free Cash Flow	176	143	465	675
Trailing twelve-month revenue payback	—	—	2.3 years	2.2 years
Trailing twelve-month gross customer revenue attrition (percentage)	—	—	13.1%	13.1%
End of period RMR	—	—	$359	$343
Adjusted Net Income (Loss)	$(25)	$(93)	$(191)	$(274)
Adjusted Diluted Net Income (Loss) per share	$(0.03)	$(0.12)	$(0.25)	$(0.36)

SEGMENT RESULTS
Consumer and Small Business (CSB)

(in millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	GAAP
Monitoring and related services	$981	$946	$3,873	$3,761
Installation and other	68	105	273	565
Total CSB revenue	$1,049	$1,051	$4,146	$4,325

Adjusted EBITDA	$553	$517	$2,111	$2,154
Adjusted EBITDA margin (as a % of Total CSB Revenue)	53%	49%	51%	50%
Total CSB revenue for the fourth quarter was $1,049 million. This performance was driven by a $35 million, or 4% increase in monitoring and related services (M&S) revenue resulting from the Company’s improvement in average pricing and subscriber growth initiatives. Higher M&S revenue was offset by the non-cash impact of equipment ownership model changes.
Total CSB revenue for the full year 2021 was $4,146 million, down $179 million from the prior year due to a decrease in installation revenue of $292 million, or 52%, year over year. The decrease in installation revenue was driven by a lower volume of outright sales transactions as a result of the Company’s equipment ownership model change. This was partially offset by a 3% increase year over year in M&S revenue due to an improvement in average pricing and an increase in the number of customers over the period.

CSB Adjusted EBITDA increased 7% to $553 million in the fourth quarter due to higher M&S revenue and lower selling and general and administrative expenses, offset by the impact of the ownership model change.
CSB Adjusted EBITDA decreased 2% to $2,111 for the full year due to the impact of the ownership model change, an increase in service costs, and an increase in selling and general and administrative expenses. This decrease was partially offset by an increase in M&S Revenue.

Commercial

(in millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	GAAP
Monitoring and related services	$122	$108	$474	$426
Installation and other	162	155	639	563
Total Commercial Revenue	$284	$263	$1,114	$990

Adjusted EBITDA	$16	$16	$96	$45
Adjusted EBITDA margin (as a % of Total Commercial Revenue)	6%	6%	9%	5%
Total Commercial revenue for the fourth quarter increased 8% year over year to $284 million, which was driven by a 13% increase in M&S revenue.
Total Commercial revenue for full year 2021 increased 13% year over year to $1,114 million. This performance was driven by an increase in installation revenue due to the impact from COVID-19 during the prior year as well as an increase in M&S revenue due to higher recurring revenue, improved customer retention, and acquisitions.
Commercial Adjusted EBITDA remained at $16 million in the fourth quarter and increased to $96 million for the full year 2021. The year over year increase was driven by an increase in both M&S and installation revenues, net of the associated installation and service costs.

Solar
Solar results represent only the period after the closing of the acquisition of Sunpro Solar (December 8, 2021 – December 31, 2021).

(in millions)	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
	GAAP
Installation and other	$47	$—	$47	$—
Total Solar Revenue (3)	$47	$—	$47	$—

Adjusted EBITDA	$6	$—	$6	$—
Adjusted EBITDA margin (as a % of Total Solar Revenue)	12%	—%	12%	—%
Total Solar revenue for the fourth quarter was $47 million and Solar Adjusted EBITDA was $6 million.

Dividend Declaration
Effective March 1, 2022, the Company’s board of directors declared a cash dividend of $0.035 per share to holders of the Company’s common stock and Class B common stock of record as of March 17, 2022. This dividend will be paid on April 4, 2022.
_____________________

(1)
The Company is not providing a quantitative reconciliation of its updated financial outlook for Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are their respective corresponding GAAP measures, because these GAAP measures that are excluded from the Company’s non-GAAP financial outlook are difficult to reliably predict or estimate without unreasonable effort due to their dependence on future uncertainties, such as the adjustments or items discussed below under the heading “Non-GAAP Measures.” Additionally, information that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

(2)
All variances are year-over-year unless otherwise noted. Adjusted EBITDA, Adjusted Free Cash Flow, Adjusted Net Income (Loss), and Adjusted Diluted Net Income (Loss) per share are non-GAAP measures. Refer to the “Non-GAAP Measures” section for the definitions of these terms and reconciliations to the most comparable GAAP measures. The operating metrics Gross Customer Revenue Attrition, Unit Count, RMR, Gross RMR Additions, and Revenue Payback are approximated as there may be variations to reported results in each period due to certain adjustments the Company might make in connection with the integration over several periods of acquired companies that calculated these metrics differently, or otherwise, including periodic reassessments and refinements in the ordinary course of business. These refinements, for example, may include changes due to systems conversion or historical methodology differences in legacy systems.

(3)	M&S revenue is not applicable to the Solar segment.
About ADT Inc.
ADT provides safe, smart and sustainable solutions for people, homes and businesses. Through innovative products, partnerships and the largest network of smart home security professionals in the United States, we empower people to protect and connect what matters most. For more information, visit www.adt.com.

Investor Relations:	Media Relations:
investorrelations@adt.com Tel: 888-238-8525	media@adt.com

FORWARD-LOOKING STATEMENTS
ADT has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, our acquisition of Sunpro Solar and its anticipated impact on our business and financial condition, market conditions, our strategic partnership and ongoing relationship with Google, the expected timing of product commercialization with Google or any changes thereto, the successful internal development, commercialization and timing of our innovative offerings, the successful closing and commercialization of our joint venture with Ford, the successful conversion of customers who continue to utilize 3G services and other matters. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. ADT cautions that these statements are subject to risks and uncertainties, many of which are outside of ADT’s control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risks and uncertainties related to the Company’s ability to successfully integrate and operate the SunPro business, the Company’s ability to close and commercialize its joint venture with Ford, the Company’s ability to successfully generate profitable revenue from new partnerships, the Company’s ability to successfully convert all remaining customers away from the use of a 3G platform, and risk factors that are described in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. Any forward-looking statement made in this press release speaks only as of the date on which it is made. ADT undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020
Monitoring and related services	$1,103	$1,054	$4,348	$4,187
Installation and other	278	261	959	1,128
Total revenue	1,381	1,315	5,307	5,315
Cost of revenue (exclusive of depreciation and amortization shown separately below)	415	374	1,550	1,517
Selling, general, and administrative expenses	445	445	1,789	1,723
Depreciation and intangible asset amortization	491	474	1,915	1,914
Merger, restructuring, integration, and other	19	5	38	120
Goodwill impairment	—	—	—	—
Loss on sale of business	—	—	—	1
Operating income (loss)	10	17	15	41
Interest expense, net	(110)	(139)	(458)	(708)
Loss on extinguishment of debt	—	(5)	(37)	(120)
Other income (expense)	3	2	8	8
Income (loss) before income taxes	(96)	(125)	(471)	(779)
Income tax benefit	38	13	130	147
Net income (loss)	$(58)	$(112)	$(341)	$(632)

Net income (loss) per share - basic:
Common stock	$(0.07)	$(0.14)	$(0.41)	$(0.82)
Class B common stock	$(0.07)	$(0.14)	$(0.41)	$(0.72)

Weighted-average shares outstanding - basic:
Common stock	787	761	771	760
Class B common stock	55	55	55	16

Net income (loss) per share - diluted:
Common stock	$(0.07)	$(0.14)	$(0.41)	$(0.82)
Class B common stock	$(0.07)	$(0.14)	$(0.41)	$(0.74)

Weighted-average shares outstanding - diluted:
Common stock	787	761	771	760
Class B common stock	55	55	55	18
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$24	$205
Accounts receivable, net	442	336
Inventories, net	277	175
Work-in-progress	71	41
Prepaid expenses and other current assets	178	210
Total current assets	993	967
Property and equipment, net	364	326
Subscriber system assets, net	2,868	2,663
Intangible assets, net	5,413	5,907
Goodwill	5,943	5,236
Deferred subscriber acquisition costs, net	850	654
Other assets	463	364
Total assets	$16,894	$16,117

Liabilities and stockholders' equity
Current liabilities:
Current maturities of long-term debt	$118	$45
Accounts payable	475	322
Deferred revenue	374	346
Accrued expenses and other current liabilities	737	584
Total current liabilities	1,703	1,296
Long-term debt	9,575	9,448
Deferred subscriber acquisition revenue	1,199	832
Deferred tax liabilities	867	991
Other liabilities	301	511
Total liabilities	13,646	13,078

Total stockholders' equity	3,249	3,039
Total liabilities and stockholders' equity	$16,894	$16,117
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Years Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(341)	$(632)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and intangible asset amortization	1,915	1,914
Amortization of deferred subscriber acquisition costs	126	97
Amortization of deferred subscriber acquisition revenue	(172)	(125)
Share-based compensation expense	61	96
Deferred income taxes	(139)	(173)
Provision for losses on receivables and inventory	38	120
Loss on extinguishment of debt	37	120
Loss on sale of business	—	1
Unrealized loss on interest rate swap contracts	(158)	60
Other non-cash items, net	149	145
Changes in operating assets and liabilities, net of effects of acquisitions and dispositions:
Deferred subscriber acquisition costs	(324)	(240)
Deferred subscriber acquisition revenue	277	180
Other, net	161	(194)
Net cash provided by (used in) operating activities	1,650	1,367
Cash flows from investing activities:
Dealer generated customer accounts and bulk account purchases	(675)	(381)
Subscriber system asset expenditures	(695)	(418)
Purchases of property and equipment	(168)	(157)
Acquisition of businesses, net of cash acquired	(164)	(225)
Sale of business, net of cash sold	2	(2)
Other investing, net	4	46
Net cash provided by (used in) investing activities	(1,696)	(1,137)
Cash flows from financing activities:
Proceeds from issuance of common stock, net of expenses	—	448
Proceeds from long-term borrowings	1,196	2,640
Proceeds from receivables facility	254	83
Repayment of long-term borrowings, including call premiums	(1,251)	(3,055)
Repayment of receivables facility	(130)	(7)
Dividends on common stock	(116)	(109)
Deferred financing costs	(14)	(29)
Other financing, net	(66)	(40)
Net cash used in financing activities	(128)	(70)

Cash and cash equivalents and restricted cash and restricted cash equivalents:
Net (decrease) increase during the period	(174)	159
Beginning balance	208	49
Ending balance	$33	$208
Note: amounts may not add due to rounding

ADT INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(in millions)
(Unaudited)
Total Revenue by Segment

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
CSB:
Monitoring and related services	$981	$946	$3,873	$3,761
Installation and other	68	105	273	565
Total CSB	$1,049	$1,051	$4,146	$4,325

Commercial:
Monitoring and related services	$122	$108	$474	$426
Installation and other	162	155	639	563
Total Commercial	$284	$263	$1,114	$990

Solar:
Installation and other	$47	$—	$47	$—
Total Solar (1)	$47	$—	$47	$—

Total Revenue	$1,381	$1,315	$5,307	$5,315
_______________________
(1)M&S revenue is not applicable to the Solar segment.
Adjusted EBITDA by Segment

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
CSB	$553	$517	$2,111	$2,154
Commercial	16	16	96	45
Solar	6	—	6	—
Total	$574	$533	$2,213	$2,199
Note: amounts may not sum due to rounding

ADT INC. AND SUBSIDIARIES
NON-GAAP MEASURES
ADT sometimes uses information (“non-GAAP financial measures”) that is derived from the condensed consolidated financial statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under SEC rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.
The following information includes definitions of our non-GAAP financial measures used in this release, reasons we believe these measures are useful, and limitations to using these non-GAAP financial measures, as well as reconciliations of these non-GAAP financial measures to the most comparable GAAP measures. Each non-GAAP financial measure is presented following the corresponding GAAP measure so as not to imply that more emphasis should be placed on the non-GAAP measure. The limitations of non-GAAP financial measures are best addressed by considering these measures in conjunction with the appropriate GAAP measures.
With regard to our financial guidance for 2022, the Company is not providing a quantitative reconciliation for forward looking Adjusted EBITDA and Adjusted Free Cash Flow to net income (loss) and net cash provided by operating activities, which are the most directly comparable GAAP measures respectively. These GAAP measures cannot be reliably predicted or estimated without unreasonable effort due to their dependence on future uncertainties, such as the adjustment of items used in the reconciliations below. Additionally, information about other adjusting items that is currently not available to the Company could have a potentially unpredictable and potentially significant impact on its future GAAP financial results.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS
(Unaudited)
Adjusted EBITDA, Adjusted EBITDA Margin, and Reconciliation to GAAP Net Loss
We believe the presentation of Adjusted EBITDA provides useful information to investors about our operating profitability adjusted for certain non-cash items, non-routine items that we do not expect to continue at the same level in the future, as well as other items that are not core to our operations. Further, we believe Adjusted EBITDA provides a meaningful measure of operating profitability because we use it for evaluating our business performance, making budgeting decisions, and comparing our performance against that of other peer companies using similar measures.
We define Adjusted EBITDA as net income or loss adjusted for (i) interest; (ii) taxes; (iii) depreciation and amortization, including depreciation of subscriber system assets and other fixed assets and amortization of dealer and other intangible assets; (iv) amortization of deferred costs and deferred revenue associated with subscriber acquisitions; (v) share-based compensation expense; (vi) merger, restructuring, integration, and other; (vii) losses on extinguishment of debt; (viii) radio conversion costs net of any related incremental revenue earned; and (ix) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments.
There are material limitations to using Adjusted EBITDA as it does not reflect certain significant items which directly affect our net income or loss (the most comparable GAAP measure).
The Adjusted EBITDA discussion above is also applicable to its margin measure, which is calculated as Adjusted EBITDA as a percentage of total revenue.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Net loss	$(58)	$(112)	$(341)	$(632)
Interest expense, net	110	139	458	708
Income tax benefit	(38)	(13)	(130)	(147)
Depreciation and intangible asset amortization	491	474	1,915	1,914
Amortization of deferred subscriber acquisition costs	35	27	126	97
Amortization of deferred subscriber acquisition revenue	(49)	(34)	(172)	(125)
Share-based compensation expense	15	21	61	96
Merger, restructuring, integration, and other	19	5	38	120
Loss on extinguishment of debt	—	5	37	120
Radio conversion costs, net(1)	40	28	211	52
Acquisition related adjustments(2)	12	(1)	13	—
Other, net(3)	(2)	(5)	(3)	(4)
Adjusted EBITDA	$574	$533	$2,213	$2,199

Net loss to total revenue ratio	(4.2)%	(8.5)%	(6.4)%	(11.9)%
Adjusted EBITDA Margin (as percentage of Total Revenue)	41.6%	40.5%	41.7%	41.4%
Note: amounts may not sum due to rounding
_______________________
(1)Represents net costs associated with replacing cellular technology used in many of our security systems pursuant to a replacement program.
(2)Represents amortization of purchase accounting adjustments and compensation arrangements related to acquisitions. During 2021, primarily related to the Sunpro Solar Acquisition.
(3)Represents other charges and non-cash items. 2020 included recoveries of $10 million associated with notes receivable from a former strategic investment.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)

Free Cash Flow, Adjusted Free Cash Flow, and Reconciliation to GAAP Net Cash Provided by Operating Activities
We believe the presentation of Free Cash Flow and Adjusted Free Cash Flow are appropriate to provide investors with useful information about our ability to repay debt, make other investments, and pay dividends. In addition, we believe the presentation of Adjusted Free Cash Flow is also a useful measure of our cash flow attributable to our normal business activities, inclusive of the net cash flows associated with the acquisition of subscribers, as well as our ability to repay other debt, make other investments, and pay dividends.
We define Free Cash Flow as cash flows from operating activities less cash outlays related to capital expenditures. We define capital expenditures to include accounts purchased through our network of authorized dealers or third parties outside of our authorized dealer network, subscriber system asset expenditures, and purchases of property and equipment. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.
We define Adjusted Free Cash Flow as Free Cash Flow adjusted for net cash flows related to (i) net proceeds from our consumer receivables facility; (ii) financing and consent fees; (iii) restructuring and integration; (iv) integration-related capital expenditures; (v) radio conversion costs net of any related incremental revenue collected; and (vi) other payments or receipts that may mask our operating results or business trends.
Free Cash Flow and Adjusted Free Cash Flow adjust for cash items that are ultimately within management’s discretion to direct, and therefore, may imply that there is less or more cash available than the most comparable GAAP measure. Free Cash Flow and Adjusted Free Cash Flow are not intended to represent residual cash flow for discretionary expenditures since debt repayment requirements and other non-discretionary expenditures are not deducted.

	Three Months Ended December 31,		Years Ended December 31,
(in millions)	2021	2020	2021	2020
Net cash provided by operating activities	$494	$373	$1,650	$1,367
Net cash used in investing activities	(525)	(337)	(1,696)	(1,137)
Net cash used in financing activities	(4)	(319)	(128)	(70)

Net cash provided by operating activities	$494	$373	$1,650	$1,367
Dealer generated customer accounts and bulk account purchases	(163)	(116)	(675)	(381)
Subscriber system assets	(176)	(146)	(695)	(418)
Purchases of property and equipment	(42)	(45)	(168)	(157)
Free Cash Flow	114	67	112	410
Net proceeds from receivables facility	33	34	123	76
Financing and consent fees	—	—	4	5
Restructuring and integration payments	2	2	11	20
Integration related capital expenditures	1	8	10	23
Radio conversion costs	25	25	198	43
Other, net(1)	—	7	7	97
Adjusted Free Cash Flow	$176	$143	$465	$675
Note: amounts may not add due to rounding
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(1)The twelve months ended December 31, 2020 included $81 million related to the settlement of a pre-existing relationship in connection with the Defenders acquisition.

ADT INC. AND SUBSIDIARIES
U.S. GAAP to Non-GAAP RECONCILIATIONS (continued)
(Unaudited)
Adjusted Net Income (Loss), Adjusted Diluted Net Income (Loss) per share, and Reconciliations to GAAP Net Loss and GAAP Diluted Net Loss per Share
Adjusted Net Income (Loss) is defined as net income (loss) adjusted for (i) merger, restructuring, integration, and other; (ii) losses on extinguishment of debt; (iii) radio conversion costs net of any related incremental revenue earned; (iv) share-based compensation expense; (v) unrealized gains and losses on interest rate swap contracts not designated as hedges; (vi) other income/gain or expense/loss items such as impairment charges, financing and consent fees, or acquisition-related adjustments; and (vii) the impact these adjusted items have on taxes.
Adjusted Diluted Net Income (Loss) per share is Adjusted Net Income (Loss) divided by diluted weighted-average shares outstanding of common stock. In periods of net loss, diluted weighted-average shares outstanding of common stock does not include the assumed conversion of Class B common stock to shares of common stock as the results would be anti-dilutive.
We believe Adjusted Net Income (Loss) and Adjusted Diluted Net Income (Loss) per share are benchmarks used by analysts and investors who follow the industry for comparison of its performance with other companies in the industry, although our measures may not be directly comparable to similar measures reported by other companies. There are material limitations to using these measures as they do not reflect certain significant items which directly affect our net income or loss and related per share amounts (the most comparable GAAP measures).
During the third quarter of 2021, Net Income (Loss) before special items was renamed Adjusted Net Income (Loss), and Diluted Net Income (Loss) per share before special items was renamed Adjusted Diluted Net Income (Loss) per share. There has been no change to the calculation of these measures.

	Three Months Ended December 31,		Years Ended December 31,
(in millions, except per share data)	2021	2020	2021	2020
Net loss	$(58)	$(112)	$(341)	$(632)
Merger, restructuring, integration, and other	19	5	38	120
Loss on extinguishment of debt	—	5	37	120
Radio conversion costs, net	40	28	211	52
Share-based compensation expense	15	21	61	96
Interest rate swaps, net(1)	(42)	(29)	(158)	60
Other, net(2)	10	(6)	10	(4)
Tax adjustments(3)	(9)	(6)	(50)	(86)
Adjusted Net Income (Loss)	$(25)	$(93)	$(191)	$(274)

Weighted-average shares outstanding - diluted(4):
Common stock	787	761	771	760
Class B common stock	55	55	55	18

Net loss per share - diluted:
Common stock	$(0.07)	$(0.14)	$(0.41)	$(0.82)
Class B common stock	$(0.07)	$(0.14)	$(0.41)	$(0.74)

Adjusted Diluted Net Income (Loss) per share(5):	$(0.03)	$(0.12)	$(0.25)	$(0.36)
Note: amounts may not add due to rounding
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(1)Primarily represents the change in the fair value of interest rate swaps not designated as hedges.
(2)Represents other charges and non-cash items.
(3)Represents tax impact on adjustments.
(4)Refer to the Company’s Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for further discussion regarding the computation of diluted weighted-average shares outstanding of common stock.
(5)Calculated as Adjusted Net Loss divided by diluted weighted-average shares outstanding of Common Stock.